Exhibit 99.1

Cooper-Standard Holdings and Cooper Standard Announce

Expiration of Early Tender Deadline, Exercise of Early Purchase Option and Discharge of Remaining

Outstanding Senior PIK Toggle Notes due 2018 and 8 1⁄2% Senior Notes due 2018

NOVI, Mich., April 3, 2014 – Cooper-Standard Holdings Inc. (NYSE: CPS) (“Holdings”), the parent company of Cooper-Standard Automotive Inc. (“Cooper Standard”), a leading global supplier of systems and components for the automotive industry, announced today that the early tender deadline expired at 5:00 p.m., New York City time, on April 3, 2014 (the “Early Tender Deadline”) for the previously announced cash tender offers (the “Offers”) for its outstanding Senior PIK Toggle Notes due 2018 (CUSIP No. 21687W AA3) (“HoldCo Notes”) and for Cooper Standard’s outstanding 8  1⁄2% Senior Notes due 2018 (CUSIP No. 216762 AE4) (“OpCo Notes” and, together with HoldCo Notes, the “Notes”).

In addition, Holdings and Cooper Standard each exercised the early purchase option and accepted for purchase all of the Notes validly tendered and not validly withdrawn at or prior to the Early Tender Deadline. Holders who validly tendered their Notes and delivered their consents at or prior to the Early Tender Deadline and who did not validly withdraw their Notes prior to the withdrawal deadline will receive the total consideration equal to, (i) with respect to the HoldCo Notes, $1,024.50 per $1,000 principal amount of HoldCo Notes, and (ii) with respect to the OpCo Notes, $1,047.85 per $1,000 principal amount of OpCo Notes, which includes, in each case, an early tender payment of $5.00 per $1,000 principal amount of Notes. Such holders also will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, April 4, 2014.

As of the Early Tender Deadline, $198,000,000 principal amount of the HoldCo Notes had been tendered and not validly withdrawn, representing approximately 99.00% of the aggregate outstanding principal amount of the HoldCo Notes, and $220,328,000 principal amount of the OpCo Notes had been tendered and not validly withdrawn, representing approximately 48.96% of the aggregate outstanding principal amount of the OpCo Notes.

Holdings received consents from holders representing a majority in aggregate principal amount of its outstanding Notes to adopt the proposed amendments to the indenture governing the HoldCo Notes pursuant to the consent solicitations to authorize such amendments (the “Consent Solicitations”). Holdings entered into a supplemental indenture effecting the proposed amendments with respect to the HoldCo Notes, which will become operative upon payment for the HoldCo Notes.

Holdings and Cooper Standard intend to call for redemption all remaining outstanding Notes pursuant to the discharge provisions of the applicable indenture. By depositing with the trustee sufficient funds to pay principal, premium and accrued and unpaid interest on each series of Notes to, but not including, the respective redemption date, Holdings and Cooper Standard will be released from their respective obligations under the Notes and the related indentures. The redemption of the remaining outstanding OpCo Notes and HoldCo Notes are expected to be completed on April 21, 2014 and May 5, 2014, respectively.

The Offers with respect to each series of Notes will expire at 12:00 midnight, New York City time, at the end of the day on April 18, 2014 (such time and date, as it may be extended with respect to either series of Notes, the “Expiration Time”), in each case, unless extended or earlier terminated by Holdings or Cooper Standard, as applicable. Holders who have not already tendered their Notes may do so at any time at or prior to the Expiration Time. If their Notes are accepted for purchase at or prior to the Expiration Time but after the Early Tender Deadline, such holders will only be eligible to receive the tender offer consideration equal to (i) in the case of the HoldCo Notes, $1,019.50 per $1,000 principal amount of HoldCo Notes, or (ii) in the case of the OpCo Notes, $1,042.85 per $1,000 principal amount of OpCo Notes, in each case, plus accrued and unpaid interest in cash in respect of their purchased Notes from the last interest payment date to, but not including, the applicable payment date.

Holdings and Cooper Standard are conducting the Offers and Consent Solicitations in accordance with the terms and conditions described in the applicable Offer to Purchase and Consent Solicitation Statement and the related Letter of

Transmittal and Consent (collectively, the “Offer Documents”) dated March 21, 2014. Their obligations to consummate the Offers are subject to the satisfaction or waiver of certain conditions, which are more fully described in the Offer Documents.

The tender agent and information agent for the Offers and Consent Solicitations is D.F. King & Co., Inc. (“D.F. King”). Holders with questions or who would like additional copies of the Offer Documents may call D.F. King toll-free at (800) 290-6426. Questions regarding the terms of the Offers and Consent Solicitations may be directed to the exclusive dealer manager for the Offers and solicitation agent for the Consent Solicitations, Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) and (212) 250-2955 (collect).

This news release is for informational purposes only and does not constitute a notice of redemption under the optional redemption provisions of the indentures governing the Notes or an offer to buy or the solicitation of an offer to sell the Notes. The Offers and the Consent Solicitations are being made only pursuant to the Offer Documents that Holdings and Cooper Standard have distributed to holders. Holders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the Offers and the Consent Solicitations. None of Holdings or Cooper Standard, the dealer manager and the solicitation agent, the tender agent, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes or deliver their consents.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer, thermal and emissions and anti-vibration systems. Cooper Standard employs more than 25,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward-Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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CPS_F
Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com